Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Record Net Income, Growth in Loans, Deposits and Merchant Processing Income

Jericho, NY – January 25, 2019 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), today announced fourth quarter and year end results for 2018. Significant achievements during the quarter and year include:

•

Net income increased 114% to $2.9 million, or $0.37 per diluted common share, for the current quarter compared to adjusted net income(1) of $1.3 million, or $0.18 per diluted common share, for the comparable period in 2017.

•

Returns on average assets and common equity were 1.74% and 12.74%, respectively, and 1.45% and 10.12%, respectively for the quarter and year ended December 31, 2018. Adjusted returns on average assets and common equity(1) were 1.60% and 11.12%, respectively, for the year ended December 31, 2018.

•	Supported by a strong net interest margin of 4.83%, net interest income for the fourth quarter increased $2.0 million, or 35%, to $7.7 million compared to 2017.
•	Total assets increased $130.3 million, or 24%, to $663.9 million when compared to December 31, 2017.
•

Loans increased $119.1 million, or 34%, to $468.1 million at December 31, 2018 from $349.0 million at December 31, 2017, primarily driven by our commercial attorney and commercial real estate loan portfolios. On a linked quarter basis, our loans increased $30.2 million or 27% annualized.

•	Continued solid asset quality metrics with no non-performing assets and an allowance for loan losses to total loans of 1.20% at December 31, 2018.
•	Non-interest income, consisting primarily of merchant services fees, increased 25% to $2.0 million compared to the quarter ended December 31, 2017 and represented 21% of total revenue.
•	Efficiency ratio declined to 55.6% for the fourth quarter of 2018 compared to 65.8% for the comparable period of 2017.
•

Deposits totaled $568.4 million, a $119.9 million, or 27%, increase from December 31, 2017 with a cost of funds of 0.33% (including demand deposits). Deposit growth was primarily driven by our litigation market customers.

•	Announced a stock repurchase program for up to 300,000 shares of common stock, or approximately 4.0% of the Company’s outstanding shares, on January 9, 2019.
•	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Our performance and returns during 2018 clearly demonstrate the strength of our unique business model,” stated Tony Coelho, Chairman. “Our national presence in the litigation and merchant markets should continue to drive industry leading returns for our shareholders in the future.”

“We continue to invest in key people and technology in order to effectively and efficiently serve our customers,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “Our goal is to transform Esquire into a leading financial and technology provider in the litigation and merchant markets.”

(1) Figures have been adjusted to exclude a $1.2 million one-time charge (pretax) related to the passing of the Company’s former Executive Chairman, Dennis Shields in August 2018 and the impact of the revaluation of the net deferred tax asset as a result of federal tax legislation in 2017. See non-GAAP reconciliation provided elsewhere herein.

Fourth Quarter Net Earnings and Returns

Net income for the quarter ended December 31, 2018 was $2.9 million, or $0.37 per diluted common share, compared to $661 thousand, or $0.09 per diluted common share for the same period in 2017. Returns on average assets and common equity for the current quarter were 1.74% and 12.74% compared to 0.52% and 3.14% for the same period of 2017.  For the quarter ended December 31, 2017, adjusted net income(1) was $1.3 million, or $0.18 per diluted common share, and adjusted returns on average assets and equity(1)  were 1.06% and 6.39%.

Net interest income for the fourth quarter of 2018 increased $2.0 million, or 35.2%, to $7.7 million, primarily due to growth in average interest earning assets totaling $140.1 million, or 28.3%, to $635.2 million when compared to 2017. Our net interest margin increased to 4.83% for the fourth quarter of 2018 compared to 4.58% in 2017 due to volume increases in higher yielding loan categories coupled with the positive effects of increases in short-term interest rates. Average loans in the quarter increased $114.3 million, or 33.9%, to $451.1 million and average securities increased $31.5 million, or 25.7%, to $154.0 million when compared to the fourth quarter of 2017.  Loan growth was primarily driven by commercial attorney and commercial real estate loans while management also took advantage of increases in short-term interest rates by deploying excess funds into the investment portfolio. Increases in loans represent organic growth funded with core deposits, defined by management as total deposits excluding certificates of deposit. Core deposits represent 96.4% of total deposits at December 31, 2018 while our loan-to-deposit ratio was 82.4%.

The provision for loan losses was $400 thousand for the fourth quarter of 2018, $220 thousand higher than the comparable period in 2017. The higher provision for the three months ended December 31, 2018 is reflective of growth and the composition of the loan portfolio. As of December 31, 2018, Esquire had no delinquent loans and no non-performing assets.

Non-interest income increased $393 thousand, or 24.5%, to $2.0 million for the fourth quarter of 2018, primarily due to increases in merchant processing income. The increase in merchant processing income was a direct result of growth in our sales channels through independent sales organizations (“ISOs”), significantly increasing our merchant portfolio and related processing volumes. We continue to focus on prudently growing this source of stable fee income. Other non-interest income is primarily comprised of administrative service payments (“ASP”) on off-balance sheet funds.  Our ASP fee income is impacted by the volume of off-balance sheet funds, the duration of these funds and short-term interest rates.

Non-interest expense increased $591 thousand to $5.4 million in the fourth quarter of 2018. These increases were primarily driven by increases in professional and consulting services and other operating expenses totaling $281 thousand and $330 thousand, respectively. Increases in professional and consulting services were primarily due to the filing of our shelf registration statement, increases in insurance premiums, increases in internal audit and compliance costs and the introduction of new products and services as we continue to grow. The increases in other expenses were primarily due to increases in employee search firm fees for new hires and other costs associated with being a public company. The Company’s efficiency ratio continued to improve to 55.6% for the three months ended December 31, 2018.

The effective tax rate for the fourth quarter of 2018 was 26.8%.

Full Year Net Earnings and Returns

Net income for the year ended December 31, 2018 was $8.7 million, or $1.13 per diluted common share, compared to $3.6 million, or $0.58 per diluted common share for 2017. Returns on average assets and common equity for the year ended December 31, 2018 were 1.45% and 10.12% compared to 0.80% and 5.38% in 2017, respectively. Adjusted net income(1) increased to $9.6 million, or $1.24 per diluted common share, representing a 121.7% increase in adjusted net income(1) when compared to the year ended 2017.

For the year ended December 31, 2018, net interest income increased $7.9 million, or 39.7%, to $27.7 million, primarily due to growth in average interest earning assets totaling $138.0 million, or 30.8%, to $586.2 million when compared to the year ended 2017. The Company’s net interest margin increased to 4.73% for the year ended 2018 compared to 4.43% in 2017 due to volume increases in higher yielding loan categories coupled with the positive effects of increases in short-term interest rates. Average loans for the year ended 2018 increased $93.3 million, or 30.5%, to $398.6 million and average securities increased $42.2 million, or 38.9%, to $150.7 million when compared to the year ended 2017. Loan growth was primarily driven by commercial attorney and commercial real estate loans while management also took advantage of increases in short-term interest rates by deploying excess funds into the investment portfolio. Increases in loans for the year ended December 31, 2018 represent organic growth funded with core deposits.

The provision for loan losses was $1.4 million for the year ended December 31, 2018, $470 thousand higher than 2017. The higher provision for the year ended December 31, 2018 is reflective of growth as well as the composition of the loan portfolio.

Non-interest income increased $2.3 million, or 42.4%, to $7.9 million for the year ended 2018, primarily due to increases in merchant processing income driven by increases in volumes as noted above. Other non-interest income is primarily comprised of ASP on off-balance sheet funds which is impacted by the volume of off-balance sheet funds, the duration of these funds and short-term interest rates.

Non-interest expense increased $4.9 million to $22.3 million for the year ended December 31, 2018. These increases were primarily driven by increases in employee compensation and benefits costs, professional and consulting services and other operating expenses totaling $3.0 million, $687 thousand and $662 thousand, respectively. The primary drivers of increases in professional and consulting and other expenses are noted above. The increase in compensation and benefits costs was primarily due to a $1.2 million one-time compensation charge related to the passing of our Executive Chairman, new hires to support continued growth and technology efforts and increases in base salary and bonus pay. The Company’s efficiency ratio continued to improve to 59.3% for the year ended December 31, 2018.

The effective tax rate on a year to date basis for 2018 was 26.8%.

Balance Sheet

At December 31, 2018, total assets were $663.9 million, reflecting a $130.3 million, or 24.4% increase from December 31, 2017. This increase is primarily attributable to increases in loans totaling $119.1 million, or 34.1%, to $468.1 million and increases in securities available for sale totaling $16.9 million, or 13.2%, to $145.7 million at December 31, 2018. Loan growth was primarily driven by commercial attorney and commercial real estate loans while management also took advantage of increases in short-term interest rates by deploying excess funds into the investment portfolio.  The growth in loans and securities was funded with core low-cost deposits. The allowance for loan losses was $5.6 million, or 1.20% of total loans, as compared to $4.3 million, or 1.22% of total loans, at December 31, 2017.

Total deposits were $568.4 million at December 31, 2018, a $119.9 million, or 26.7% increase from December 31, 2017. This was primarily due to a $104.6 million, or 45.3% increase in Savings, NOW and Money Market deposits to $335.3 million and a $21.9 million, or 11.5% increase in non-interest bearing demand deposits to $212.7 million.  Both increases are primarily due to increases in commercial and escrow low-cost deposits from our litigation and merchant customers.

Stockholders’ equity increased $9.4 million to $92.8 million at December 31, 2018 compared to December 31, 2017. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

The Company anticipates continued earnings growth in 2019 driven by its lending pipelines as well as its merchant services fee income opportunities.

(1) Figures have been adjusted to exclude a $1.2 million one-time charge (pretax) related to the passing of the Company’s former Executive Chairman, Dennis Shields in August 2018 and the impact of the revaluation of the net deferred tax asset as a result of federal tax legislation in 2017. See non-GAAP reconciliation provided elsewhere herein.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Garden City, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements”  relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s 10-K as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(all dollars in thousands except per share data)

	December 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$30,562	$43,077
Securities available for sale, at fair value	145,698	128,758
Securities, restricted at cost	2,583	2,183
Loans	468,101	348,978
Less: allowance for loan losses	(5,629)	(4,264)
Loans, net of allowance	462,472	344,714
Premises and equipment, net	2,694	2,546
Other assets	19,890	12,279
Total Assets	$663,899	$533,557

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$212,721	$190,847
Savings, NOW and money market deposits	335,283	230,715
Certificates of deposit	20,417	26,932
Total deposits	568,421	448,494
Other liabilities	2,704	1,680
Total liabilities	571,125	450,174
Total stockholders' equity	92,774	83,383
Total Liabilities and Stockholders' Equity	$663,899	$533,557

Selected Financial Data
Common shares outstanding	7,532,723	7,326,536
Book value per common share	$12.32	$11.38
Equity to assets	13.97%	15.63%

Capital Ratios (1)
Tier 1 leverage ratio	13.26%	12.82%
Common equity tier 1 capital ratio	17.54%	17.32%
Tier 1 capital ratio	17.54%	17.32%
Total capital ratio	18.70%	18.47%

Asset Quality Ratios
Allowance for loan losses to total loans	1.20%	1.22%
Non-performing loans to total loans	—%	—%
Non-performing assets to total assets	—%	—%

(1) Regulatory capital ratios presented on bank-only basis

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(all dollars in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Interest income	$8,198	$5,852	$28,951	$20,394
Interest expense	471	137	1,212	538
Net interest income	7,727	5,715	27,739	19,856
Provision for loan losses	400	180	1,375	905
Net interest income after provision for loan losses	7,327	5,535	26,364	18,951

Non-interest income:
Merchant processing income	1,429	855	4,961	3,322
Other non-interest income	571	752	2,894	2,194
Total non-interest income	2,000	1,607	7,855	5,516

Non-interest expense:
Employee compensation and benefits	2,810	2,892	13,039	10,072
Other expenses	2,595	1,922	9,256	7,361
Total non-interest expense	5,405	4,814	22,295	17,433
Income before income taxes	3,922	2,328	11,924	7,034
Income taxes	1,049	1,667	3,190	3,390
Net income	$2,873	$661	$8,734	$3,644

Earnings per Common Share
Basic	$0.39	$0.09	$1.18	$0.59
Diluted	$0.37	$0.09	$1.13	$0.58
Basic - adjusted (1)	$0.39	$0.18	$1.30	$0.70
Diluted - adjusted (1)	$0.37	$0.18	$1.24	$0.69

Selected Financial Data
Return on average assets	1.74%	0.52%	1.45%	0.80%
Return on average common equity	12.74%	3.14%	10.12%	5.38%
Adjusted return on average assets (1)	1.74%	1.06%	1.60%	0.95%
Adjusted return on average common equity (1)	12.74%	6.39%	11.12%	6.38%
Net interest margin	4.83%	4.58%	4.73%	4.43%
Efficiency ratio (2)	55.6%	65.8%	59.3%	68.7%

(1) Figures have been adjusted to exclude a $1.2 million one-time charge (pretax) related to the passing of the Company’s former Executive Chairman, Dennis Shields in August 2018 and the impact of the revaluation of the net deferred tax asset as a result of federal tax legislation in 2017.  See non-GAAP reconciliation provided elsewhere herein.

(2) See non-GAAP reconciliation provided elsewhere herein for the computation of the efficiency ratio.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yields/Cost (unaudited)

(all dollars in thousands)

	For the Three Months Ended December 31,
	2018			2017
			(Dollars in thousands)
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
INTEREST EARNING ASSETS
Loans	$451,122	$6,997	6.15%	$336,838	$5,035	5.93%
Securities, includes restricted stock	153,969	1,039	2.68%	122,460	740	2.40%
Interest earning cash	30,111	162	2.13%	35,846	77	0.85%
Total interest earning assets	635,202	8,198	5.12%	495,144	5,852	4.69%

NON-INTEREST EARNING ASSETS	19,018			7,962

TOTAL AVERAGE ASSETS	$654,220			$503,106

INTEREST-BEARING LIABILITIES

Savings, NOW, Money Markets	$330,043	$329	0.40%	$234,697	$108	0.18%
Time deposits	26,679	135	2.01%	27,297	24	0.35%
Total deposits	356,722	464	0.52%	261,994	132	0.20%
Short-term borrowings	763	4	2.08%	2	—	—%
Secured borrowings	159	3	7.49%	278	5	7.14%
Total interest-bearing liabilities	357,644	471	0.52%	262,274	137	0.21%

NON-INTEREST BEARING LIABILITIES
Demand deposits	202,349			154,931
Other liabilities	4,781			2,437
Total non-interest bearing liabilities	207,130			157,368
Stockholders' equity	89,446			83,464

TOTAL AVG. LIABILITIES AND EQUITY	$654,220			$503,106
Net interest income		$7,727			$5,715
Net interest spread			4.60%			4.48%

Net interest margin			4.83%			4.58%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yields/Cost (unaudited)

(all dollars in thousands)

	For the Twelve Months Ended December 31,
	2018			2017
			(Dollars in thousands)
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
INTEREST EARNING ASSETS
Loans	$398,614	$24,375	6.11%	$305,339	$17,554	5.75%
Securities, includes restricted stock	150,668	3,945	2.62%	108,497	2,549	2.35%
Interest earning cash	36,898	631	1.71%	34,346	291	0.85%
Total interest earning assets	586,180	28,951	4.94%	448,182	20,394	4.55%

NON-INTEREST EARNING ASSETS	14,233			8,132

TOTAL AVERAGE ASSETS	$600,413			$456,314

INTEREST-BEARING LIABILITIES

Savings, NOW, Money Markets	$293,936	$908	0.31%	$221,997	$424	0.19%
Time deposits	27,014	275	1.02%	24,299	93	0.38%
Total deposits	320,950	1,183	0.37%	246,296	517	0.21%
Short-term borrowings	478	12	2.51%	2	—	—%
Secured borrowings	246	17	6.91%	296	21	7.09%
Total interest-bearing liabilities	321,674	1,212	0.38%	246,594	538	0.22%

NON-INTEREST BEARING LIABILITIES
Demand deposits	188,911			139,674
Other liabilities	3,536			1,908
Total non-interest bearing liabilities	192,447			141,582
Stockholders' equity	86,292			68,138

TOTAL AVG. LIABILITIES AND EQUITY	$600,413			$456,314
Net interest income		$27,739			$19,856
Net interest spread			4.56%			4.33%

Net interest margin			4.73%			4.43%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average common equity and adjusted earnings per common share, excludes the impact of a one-time charge relating to compensation expense as a result of the passing of our Executive Chairman in August 2018 and the impact of the revaluation of the net deferred tax asset as a result of federal tax legislation in 2017.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

The efficiency ratio is a non-GAAP measure of expense control relative to adjusted revenue. We calculate the efficiency ratio by dividing total noninterest expenses excluding non-recurring items by the sum of total net interest income and total noninterest income, each as determined under GAAP, but excluding net gains on securities and other non-recurring income sources, if applicable, from this calculation, which we refer to as recurring revenue. We believe that this provides one reasonable measure of recurring expenses relative to recurring revenue.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$2,873	$661	$8,734	$3,644
Add: deferred tax revaluation	-	683	-	683
Add: compensation charge	-	-	1,173	-
Less: tax impact	-	-	314	-
Compensation charge, net	-	-	859	-
Adjusted net income	$2,873	$1,344	$9,593	$4,327

Return on average assets-GAAP	1.74%	0.52%	1.45%	0.80%
Add: compensation charge	0.00%	0.00%	0.15%	0.00%
Add: deferred tax revaluation	0.00%	0.54%	0.00%	0.15%
Adjusted return on average assets	1.74%	1.06%	1.60%	0.95%

Return on average common equity-GAAP	12.74%	3.14%	10.12%	5.38%
Add: compensation charge	0.00%	0.00%	1.00%	0.00%
Add: deferred tax revaluation	0.00%	3.25%	0.00%	1.00%
Adjusted return on average common equity	12.74%	6.39%	11.12%	6.38%

Diluted earnings per share-GAAP	$0.37	$0.09	$1.13	$0.58
Add: compensation charge	0.00	0.00	0.11	0.00
Add: deferred tax revaluation	0.00	0.09	0.00	0.11
Adjusted diluted earnings per share	$0.37	$0.18	$1.24	$0.69

Efficiency Ratio
Net interest income	$7,727	$5,715	$27,739	$19,856
Noninterest income	2,000	1,607	7,855	5,516
Recurring revenue	$9,727	$7,322	$35,594	$25,372

Total noninterest expense	$5,405	$4,814	$22,295	$17,433
Less: compensation charge	-	-	1,173	-
Recurring noninterest expense	$5,405	$4,814	$21,122	$17,433

Efficiency ratio	55.6%	65.8%	59.3%	68.7%